Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS FOURTH QUARTER AND 2008 RESULTS
San Francisco, CA, March 13, 2009 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2008.
Fourth Quarter Results
For the three months ended December 31, 2008, revenue was $4,740,000. This compares to revenue for the fourth quarter of 2007 of $8,311,000, which included $3,200,000 from the sale of equipment to a clinical partner whose lease agreement on a Gamma Knife expired under its terms in January 2008. The decrease in revenue for the fourth quarter of 2008 versus the fourth quarter of 2007, net of revenue from the asset sale, reflected the planned reduction in Gamma Knifes in operation at clinical partner sites, partially offset by a 5% increase in revenue for units in operation more than one year.
Net income for the fourth quarter of 2008 was $83,000, or $0.02 per diluted share. This compares to net income of $178,000, or $0.04 per diluted share, for the fourth quarter of 2007.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,513,000 for the fourth quarter of 2008 and $9,811,000 for the year as a whole, compared to EBITDA of $2,403,000 and $9,405,000 for the fourth quarter and 2007, respectively.
At December 31, 2008, AMS reported cash, cash equivalents and short and long-term securities of $10,286,000. This compares to cash, cash equivalents and short and long-term securities of $10,010,000 at December 31, 2007. Shareholders’ equity at December 31, 2008 was $19,728,000, or $4.19 per outstanding share. This compares to shareholders’ equity at December 31, 2007 of $19,540,000, or $3.89 per outstanding share.
The Company repurchased 315,904 of its common shares during the fourth quarter of 2008 for an average purchase price of $1.40 per share, reducing the number of common shares outstanding to 4,712,183 at December 31, 2008 from 5,026,587 at December 31, 2007.
2008 Results
For the twelve months ended December 31, 2008, revenue decreased to $19,099,000 compared to $22,622,000 for 2007, which included $3,200,000 from the asset sale mentioned above.
Net income for 2008 was $477,000, or $0.10 per diluted share. This compares to net income of $951,000, or $0.19 per diluted share, for 2007.
“We were pleased to deliver a profit for 2008 — our tenth consecutive profitable year — and strong cash flow during these difficult economic times, even as we transition our portfolio of radiosurgical and radiation therapy assets to next-generation devices for radiation oncology delivery. Financing requests from current and potential clinical partners remain strong for the entire range of radiation therapy equipment available today and on the horizon. In fact, we now are exploring opportunities to apply our fee-for-service financing model internationally, following the receipt of requests for proposals from potential clinical partners in South America, Europe and the Middle East for the Gamma Knife Perfexion system. The compelling value proposition we offer our clinical partners, together with our solid cash flow and balance sheet, position us to pursue these opportunities aggressively,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
In addition to the three Perfexion systems that began treating patients at clinical partner sites in 2008, during the year AMS also entered into an agreement with A.M. Nisar Syed & Associates, a leading radiation oncology group, to place a single-treatment-room proton beam radiation therapy (PBRT) device at Long Beach Memorial Medical Center. In 2007, AMS announced contracts to place single-treatment- room PBRT devices at Tufts Medical Center in Boston and Orlando Regional Healthcare (with professional services to be provided exclusively by M.D. Anderson Cancer Center Orlando).

“AMS owns more radiosurgery devices than any other company in the world, and we have rapidly emerged as a global leader in the PBRT market, the next evolutionary step in the radiation treatment of cancer,” Dr. Bates said.
Still River Systems, developer of the Monarch250, an affordable, precise and compact proton therapy system for cancer treatment in which AMS owns an equity interest, recently announced the successful operation of the world’s highest field, high energy cyclotron magnet. Still River’s magnet is the key technical element for reducing the size and cost of the particle accelerator that will deliver proton therapy at a number of hospitals, beginning this fall with the first installation at Barnes Jewish Hospital in St. Louis. “Proton therapy is attracting unprecedented interest from the radiation oncology and patient communities. Still River’s device promises to make this advanced therapy available to patients and affordable to hospitals that could not otherwise implement PBRT due to the large size and high cost of multi-treatment-room systems,” Dr. Bates said.
Dr. Bates added, “We also recently announced plans to develop a three-treatment-room PBRT facility in the San Francisco Bay area, and have entered into a non-binding agreement with Varian Medical Systems under which Varian will supply proton therapy equipment for this facility. We are evaluating potential sites and working to form a consortium of hospital partners for this project, and we hope to begin treating patients in 2011, subject to financing and FDA approval. This Varian three-room PBRT system, a development model we expect to repeat in other major urban settings, complements our Still River single-room offering, which is better suited for independent hospital projects. We are negotiating contracts to place additional PBRT systems in medical centers throughout the country.”
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PT (3:00 p.m. ET) today. To participate in the live call, dial (800) 559-1203 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 24082053.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 20, 2008.

Contacts:	American Shared Hospital Services Ernest A. Bates, M.D., (415) 788-5300 Chairman and Chief Executive Officer e.bates@ashs.com

Berkman Associates Neil Berkman, (310) 826-5051 President info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$4,740,000	$8,311,000	$19,099,000	$22,622,000
Costs of revenue	2,814,000	5,875,000	10,877,000	13,354,000

Gross margin	1,926,000	2,436,000	8,222,000	9,268,000
Selling & administrative expense	971,000	1,238,000	4,323,000	4,646,000
Interest expense	604,000	575,000	2,437,000	1,946,000

Operating income	351,000	623,000	1,462,000	2,676,000
Interest & other income	81,000	14,000	404,000	328,000
Minority interest expense	(193,000)	(226,000)	(855,000)	(1,134,000)

Income before income taxes	239,000	411,000	1,011,000	1,870,000
Income tax expense	156,000	233,000	534,000	919,000

Net income	$83,000	$178,000	$477,000	$951,000

Earnings per common share:
Basic	$0.02	$0.04	$0.10	$0.19

Assuming dilution	$0.02	$0.04	$0.10	$0.19

	Balance Sheet Data December 31, 2008
	2008	2007
Cash and cash equivalents	$10,286,000	$6,340,000
Securities-current maturities	$—	$2,605,000
Current assets	$15,462,000	$14,867,000
Securities-long term	$—	$1,065,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$62,196,000	$63,062,000

Current liabilities	$15,667,000	$14,120,000
Shareholders’ equity	$19,728,000	$19,540,000